UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-05349				December 13, 2021
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Goldman Sachs Trust
4. Address of principal executive office (number, street, city, state, zip code):

71 South Wacker Drive, Chicago, IL 60606

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of April 30, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2021, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from September 1, 2020, through April 30, 2021:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of April 30, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

December 13, 2021

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Schedule of Funds

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Municipal Income Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Quality Floating Rate Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs High Yield Municipal Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Local Emerging Markets Debt Fund

Goldman Sachs Long Short Credit Strategies Fund

Goldman Sachs Municipal Income Completion Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration Income Fund

Goldman Sachs Short Duration Tax-Free Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs Strategic Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs U.S. Equity ESG Fund

Goldman Sachs Capital Growth Fund

Goldman Sachs Concentrated Growth Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Flexible Cap Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Growth Opportunities Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Value Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Financial Square Treasury Obligations Fund

Goldman Sachs Financial Square Prime Obligations Fund

Goldman Sachs Financial Square Government Fund

Goldman Sachs Financial Square Money Market Fund

Goldman Sachs Financial Square Treasury Solutions Fund

Goldman Sachs Financial Square Treasury Instruments Fund

Goldman Sachs Financial Square Federal Instruments Fund

Goldman Sachs Investor Money Market Fund

Goldman Sachs Investor Tax-Exempt Money Market Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Alternative Premia Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Defensive Equity Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Global Real Estate Securities Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Real Estate Securities Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs Satellite Strategies Portfolio

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust, (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940, as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of April 30, 2021.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of April 30, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria
Principal Financial Officer and Treasurer of the Funds

Title Principal Financial Officer and Treasurer

Date 13-Dec-2021 | 14:45:53 EST

By:	/s/ Peter W. Fortner
Peter W. Fortner
Assistant Treasurer of the Funds
Title Assistant Treasurer of the Fund

Date 13-Dec-2021 | 11:05:28 EST

Appendix A
Fund Name
Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs Capital Growth Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Growth Opportunities Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Technology Opportunities Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Tax-Advantaged Global Equity Portfolio
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Market Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Income Builder Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Financial Square Treasury Obligations Fund
Goldman Sachs Financial Square Prime Obligations Fund
Goldman Sachs Financial Square Government Fund
Goldman Sachs Financial Square Money Market Fund
Goldman Sachs Financial Square Treasury Solutions Fund
Goldman Sachs Financial Square Treasury Instruments Fund
Goldman Sachs Financial Square Federal Instruments Fund

Goldman Sachs Investor Money Market Fund
Goldman Sachs Investor Tax-Exempt Money Market Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Alternative Premia Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Real Estate Securities Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Defensive Equity Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Municipal Income Fund
Goldman Sachs High Yield Municipal Fund
Goldman Sachs Municipal Income Completion Fund
Goldman Sachs Short Duration Tax-Free Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Market Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Quality Floating Rate Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Income Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of July 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2021, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from April 30, 2021 (the date of the most recent examination), through July 31, 2021:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of July 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

December 13, 2021

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Schedule of Funds

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Municipal Income Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Quality Floating Rate Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs High Yield Municipal Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Local Emerging Markets Debt Fund

Goldman Sachs Long Short Credit Strategies Fund

Goldman Sachs Municipal Income Completion Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration Income Fund

Goldman Sachs Short Duration Tax-Free Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs Strategic Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs U.S. Equity ESG Fund

Goldman Sachs Capital Growth Fund

Goldman Sachs Concentrated Growth Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Flexible Cap Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Growth Opportunities Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Value Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Financial Square Treasury Obligations Fund

Goldman Sachs Financial Square Prime Obligations Fund

Goldman Sachs Financial Square Government Fund

Goldman Sachs Financial Square Money Market Fund

Goldman Sachs Financial Square Treasury Solutions Fund

Goldman Sachs Financial Square Treasury Instruments Fund

Goldman Sachs Financial Square Federal Instruments Fund

Goldman Sachs Investor Money Market Fund

Goldman Sachs Investor Tax-Exempt Money Market Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Alternative Premia Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Defensive Equity Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Global Real Estate Securities Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Real Estate Securities Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs Satellite Strategies Portfolio

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust, (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940, as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”).We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of July 31, 2021 and from May 1, 2021 through July 31, 2021.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of July 31, 2021 and from May 1, 2021 through July 31, 2021, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria
Principal Financial Officer and Treasurer of the Funds
Title Principal Financial Officer and Treasurer

Date 13-Dec-2021 | 14:45:53 EST

By:	/s/ Peter W. Fortner
Peter W. Fortner
Assistant Treasurer of the Funds
Title Assistant Treasurer of the Fund

Date 13-Dec-2021 | 11:05:28 EST

Appendix A

Fund Name

Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs Capital Growth Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Growth Opportunities Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Technology Opportunities Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Tax-Advantaged Global Equity Portfolio
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Market Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Income Builder Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Financial Square Treasury Obligations Fund
Goldman Sachs Financial Square Prime Obligations Fund
Goldman Sachs Financial Square Government Fund
Goldman Sachs Financial Square Money Market Fund
Goldman Sachs Financial Square Treasury Solutions Fund
Goldman Sachs Financial Square Treasury Instruments Fund
Goldman Sachs Financial Square Federal Instruments Fund

Goldman Sachs Investor Money Market Fund
Goldman Sachs Investor Tax-Exempt Money Market Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Alternative Premia Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Real Estate Securities Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Defensive Equity Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Municipal Income Fund
Goldman Sachs High Yield Municipal Fund
Goldman Sachs Municipal Income Completion Fund
Goldman Sachs Short Duration Tax-Free Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Market Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Quality Floating Rate Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Income Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of August 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 2021, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from July 31, 2021 (the date of the most recent examination), through August 31, 2021:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of August 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

December 13, 2021

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Schedule of Funds

Goldman Sachs Bond Fund

Goldman Sachs Core Fixed Income Fund

Goldman Sachs Dynamic Municipal Income Fund

Goldman Sachs Emerging Markets Debt Fund

Goldman Sachs Enhanced Income Fund

Goldman Sachs Global Core Fixed Income Fund

Goldman Sachs Government Income Fund

Goldman Sachs High Quality Floating Rate Fund

Goldman Sachs High Yield Floating Rate Fund

Goldman Sachs High Yield Fund

Goldman Sachs High Yield Municipal Fund

Goldman Sachs Income Fund

Goldman Sachs Inflation Protected Securities Fund

Goldman Sachs Investment Grade Credit Fund

Goldman Sachs Local Emerging Markets Debt Fund

Goldman Sachs Long Short Credit Strategies Fund

Goldman Sachs Municipal Income Completion Fund

Goldman Sachs Short Duration Government Fund

Goldman Sachs Short Duration Income Fund

Goldman Sachs Short Duration Tax-Free Fund

Goldman Sachs Short-Term Conservative Income Fund

Goldman Sachs Strategic Income Fund

Goldman Sachs U.S. Mortgages Fund

Goldman Sachs U.S. Equity ESG Fund

Goldman Sachs Capital Growth Fund

Goldman Sachs Concentrated Growth Fund

Goldman Sachs Enhanced Dividend Global Equity Portfolio

Goldman Sachs Equity Income Fund

Goldman Sachs Flexible Cap Fund

Goldman Sachs Focused Value Fund

Goldman Sachs Global Managed Beta Fund

Goldman Sachs Growth Opportunities Fund

Goldman Sachs Large Cap Value Fund

Goldman Sachs Mid Cap Value Fund

Goldman Sachs Small Cap Growth Fund

Goldman Sachs Small Cap Value Fund

Goldman Sachs Small/Mid Cap Growth Fund

Goldman Sachs Small/Mid Cap Value Fund

Goldman Sachs Strategic Factor Allocation Fund

Goldman Sachs Strategic Growth Fund

Goldman Sachs Strategic Volatility Premium Fund

Goldman Sachs Tactical Tilt Overlay Fund

Goldman Sachs Tax-Advantaged Global Equity Portfolio

Goldman Sachs Technology Opportunities Fund

Goldman Sachs China Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Emerging Markets Equity Insights Fund

Goldman Sachs ESG Emerging Markets Equity Fund

Goldman Sachs Income Builder Fund

Goldman Sachs International Equity ESG Fund

Goldman Sachs International Equity Income Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs Rising Dividend Growth Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Energy Infrastructure Fund

Goldman Sachs MLP Energy Infrastructure Fund

Goldman Sachs Clean Energy Income Fund

Goldman Sachs Financial Square Treasury Obligations Fund

Goldman Sachs Financial Square Prime Obligations Fund

Goldman Sachs Financial Square Government Fund

Goldman Sachs Financial Square Money Market Fund

Goldman Sachs Financial Square Treasury Solutions Fund

Goldman Sachs Financial Square Treasury Instruments Fund

Goldman Sachs Financial Square Federal Instruments Fund

Goldman Sachs Investor Money Market Fund

Goldman Sachs Investor Tax-Exempt Money Market Fund

Goldman Sachs Absolute Return Tracker Fund

Goldman Sachs Alternative Premia Fund

Goldman Sachs Balanced Strategy Portfolio

Goldman Sachs Commodity Strategy Fund

Goldman Sachs Defensive Equity Fund

Goldman Sachs Dynamic Global Equity Fund

Goldman Sachs Global Infrastructure Fund

Goldman Sachs Global Real Estate Securities Fund

Goldman Sachs Growth and Income Strategy Portfolio

Goldman Sachs Growth Strategy Portfolio

Goldman Sachs International Equity Dividend and Premium Fund

Goldman Sachs International Real Estate Securities Fund

Goldman Sachs International Tax-Managed Equity Fund

Goldman Sachs Managed Futures Strategy Fund

Goldman Sachs Real Estate Securities Fund

Goldman Sachs Satellite Strategies Portfolio

Goldman Sachs U.S. Equity Dividend and Premium Fund

Goldman Sachs U.S. Tax-Managed Equity Fund

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust, (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940, as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of August 31, 2021 and from August 1, 2021 through August 31, 2021.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of August 31, 2021 and from August 1, 2021 through August 31, 2021, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria
Principal Financial Officer and Treasurer of the Funds
Title Principal Financial Officer and Treasurer

Date 13-Dec-2021 | 14:45:53 EST

By:	/s/ Peter W. Fortner
Peter W. Fortner
Assistant Treasurer of the Funds
Title Assistant Treasurer of the Fund

Date 13-Dec-2021 | 11:05:28 EST

Appendix A

Fund Name

Goldman Sachs U.S. Equity ESG Fund
Goldman Sachs Capital Growth Fund
Goldman Sachs Concentrated Growth Fund
Goldman Sachs Equity Income Fund
Goldman Sachs Flexible Cap Fund
Goldman Sachs Focused Value Fund
Goldman Sachs Growth Opportunities Fund
Goldman Sachs Large Cap Value Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Small Cap Growth Fund
Goldman Sachs Small Cap Value Fund
Goldman Sachs Small/Mid Cap Growth Fund
Goldman Sachs Small/Mid Cap Value Fund
Goldman Sachs Strategic Growth Fund
Goldman Sachs Technology Opportunities Fund
Goldman Sachs Enhanced Dividend Global Equity Portfolio
Goldman Sachs Tax-Advantaged Global Equity Portfolio
Goldman Sachs Global Managed Beta Fund
Goldman Sachs Strategic Factor Allocation Fund
Goldman Sachs Tactical Tilt Overlay Fund
Goldman Sachs Strategic Volatility Premium Fund
Goldman Sachs Large Cap Growth Insights Fund
Goldman Sachs Large Cap Value Insights Fund
Goldman Sachs Small Cap Equity Insights Fund
Goldman Sachs Small Cap Growth Insights Fund
Goldman Sachs Small Cap Value Insights Fund
Goldman Sachs U.S. Equity Insights Fund
Goldman Sachs China Equity Fund
Goldman Sachs Emerging Market Equity Fund
Goldman Sachs Emerging Markets Equity Insights Fund
Goldman Sachs ESG Emerging Markets Equity Fund
Goldman Sachs International Equity ESG Fund
Goldman Sachs International Equity Income Fund
Goldman Sachs International Equity Insights Fund
Goldman Sachs International Small Cap Insights Fund
Goldman Sachs Income Builder Fund
Goldman Sachs Rising Dividend Growth Fund
Goldman Sachs Financial Square Treasury Obligations Fund
Goldman Sachs Financial Square Prime Obligations Fund
Goldman Sachs Financial Square Government Fund
Goldman Sachs Financial Square Money Market Fund
Goldman Sachs Financial Square Treasury Solutions Fund
Goldman Sachs Financial Square Treasury Instruments Fund
Goldman Sachs Financial Square Federal Instruments Fund

Goldman Sachs Investor Money Market Fund
Goldman Sachs Investor Tax-Exempt Money Market Fund
Goldman Sachs Energy Infrastructure Fund
Goldman Sachs MLP Energy Infrastructure Fund
Goldman Sachs Clean Energy Income Fund
Goldman Sachs Global Infrastructure Fund
Goldman Sachs Absolute Return Tracker Fund
Goldman Sachs Alternative Premia Fund
Goldman Sachs Global Real Estate Securities Fund
Goldman Sachs International Equity Dividend and Premium Fund
Goldman Sachs International Real Estate Securities Fund
Goldman Sachs International Tax-Managed Equity Fund
Goldman Sachs Managed Futures Strategy Fund
Goldman Sachs Real Estate Securities Fund
Goldman Sachs U.S. Equity Dividend and Premium Fund
Goldman Sachs U.S. Tax-Managed Equity Fund
Goldman Sachs Balanced Strategy Portfolio
Goldman Sachs Defensive Equity Fund
Goldman Sachs Dynamic Global Equity Fund
Goldman Sachs Growth and Income Strategy Portfolio
Goldman Sachs Growth Strategy Portfolio
Goldman Sachs Satellite Strategies Portfolio
Goldman Sachs Commodity Strategy Fund
Goldman Sachs Dynamic Municipal Income Fund
Goldman Sachs High Yield Municipal Fund
Goldman Sachs Municipal Income Completion Fund
Goldman Sachs Short Duration Tax-Free Fund
Goldman Sachs Bond Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Emerging Market Debt Fund
Goldman Sachs Enhanced Income Fund
Goldman Sachs Global Core Fixed Income Fund
Goldman Sachs Government Income Fund
Goldman Sachs High Quality Floating Rate Fund
Goldman Sachs High Yield Floating Rate Fund
Goldman Sachs High Yield Fund
Goldman Sachs Income Fund
Goldman Sachs Inflation Protected Securities Fund
Goldman Sachs Investment Grade Credit Fund
Goldman Sachs Local Emerging Markets Debt Fund
Goldman Sachs Long Short Credit Strategies Fund
Goldman Sachs Short Duration Government Fund
Goldman Sachs Short Duration Income Fund
Goldman Sachs Short-Term Conservative Income Fund
Goldman Sachs Strategic Income Fund
Goldman Sachs U.S. Mortgages Fund